BEACON FEDERAL BANCORP, INC.

                                  PRESS RELEASE


Beacon Federal Bancorp, Inc. Announces Financial Results for the 4th Quarter of 2007
-------------------------------------------------------------------------------

East Syracuse, New York (January 31, 2008) - Beacon Federal Bancorp, Inc. ("the Company") announced today net income for the quarter ended December 31, 2007 of $880,000 compared to a net loss of $503,000 for the quarter ended December 31, 2006. The net loss for the quarter ended December 31, 2006 was primarily attributable to non-deductible severance and other expenses related to the acquisition in 2006 of the Marcy Federal Credit Union. Basic and diluted earnings per share were $.13 for the quarter ended December 31, 2007, the Company's first quarter as a public entity following its initial public offering in October 2007. The increase in net income reflected an increase in net interest income and non-interest income and lower non-interest expense, partially offset by an increase in provision for loan losses and income tax expense.

Net income for the twelve months ended December 31, 2007 was $2.6 million compared to net income of $2.3 million for the twelve months ended December 31, 2006. The increase in net income reflected an increase in net interest income and non-interest income and lower income tax expense, partially offset by an increase in provision for loan losses and non-interest expense.

Total assets increased $270.2 million to $877.9 million at December 31, 2007 from $607.7 million at December 31, 2006. The increase was the result of a $172.6 million increase in net loans, $75.8 million increase in securities, $10.0 million increase in bank-owned life insurance, $7.0 million increase in Federal Home Loan Bank of New York stock and $5.3 million increase in cash and cash equivalents, funded by a $43.4 million increase in deposits, $157.7 million increase in borrowings and $69.0 million increase in equity.

Equity increased $69.0 million, or 156.0%, to $113.2 million at December 31, 2007 from $44.2 million at December 31, 2006. The increase resulted primarily from net proceeds from sale of common stock of $66.2 million and net income of $2.6 million for the twelve months ended December 31, 2007.

Ross J. Prossner, President and CEO, said "The successful completion of our IPO during the fourth quarter has helped set the stage for our future growth and profitability. We have invested in new management and staff as well as incorporated new infrastructure to help deliver quality service to our customer base. Going forward, we believe our investment in people and technology will help meet our strategic goals of increasing overall bank profitability."

On October 1, 2007, Beacon Federal, the Company's wholly-owned banking subsidiary, completed its conversion from a mutual savings association to a capital stock corporation. The public offering was consummated through the sale and issuance by the Company of 7,396,431 shares of common stock at $10 per share. Net proceeds of $66.2 million were raised in the stock offering, after deduction of conversion costs of $1.8 million and excluding $5.9 million which was loaned by the Company to a trust for the Employee Stock Ownership Plan, enabling it to finance the purchase of 591,714 shares of common stock in the offering. The Company's common stock is traded on the NASDAQ Global Market under the symbol "BFED."

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY  13057
(315) 433-0111 x 1550


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BEACON FEDERAL BANCORP, INC.
Financial Highlights

                                                                                   At                    At
                                                                              December 31,          December 31,
                                                                                  2007                  2006
                                                                              -------------     --- -------------
                                                                                         (Unaudited)
                                                                                        (In thousands)
Selected  Financial Condition Data:
Total assets                                                               $       877,886       $       607,669
Cash and cash equivalents                                                           14,148                 8,799
Securities available for sale, at fair value                                        92,859                 8,852
Securities held to maturity                                                         29,488                37,706
Loans, net                                                                         709,689               537,097
Federal Home Loan Bank of New York stock, at cost                                   11,117                 4,091
Deposits                                                                           514,488               471,137
FHLB advances                                                                      226,815                73,900
Securities sold under agreement to repurchase                                       20,000                15,227
Equity                                                                             113,254                44,245

                                                      Three Months Ended                          Twelve Months Ended
                                                         December 31,                                December 31,
                                               ----------------------------------          ----------------------------------

                                                  2007                 2006                    2007                 2006
                                                -----------       ---------------          -------------        -------------
                                                         (Unaudited)                                   (Unaudited)
                                                                (In thousands, except per share data)
Selected Operating Data:

Interest income                            $       13,314     $            8,848       $         43,938     $         32,347
Interest expense                                    7,872                  5,543                 27,531               18,075
                                                                                           -------------        -------------
                                               -----------        ---------------
    Net interest income                             5,442                  3,305                 16,407               14,272
Provision for loan losses                             910                    474                  2,304                1,066
                                               -----------        ---------------          -------------        -------------
    Net interest income after
        provision for loan losses                   4,532                  2,831                 14,103               13,206
Non-interest income                                   887                    866                  3,293                3,054
Non-interest expense                                3,935                  3,950                 13,075               12,070
                                                                                           -------------        -------------
                                               -----------        ---------------
Income (loss) before income taxes                   1,484                  (253)                  4,321                4,190
Income tax expense                                    604                    250                  1,701                1,876
                                               -----------        ---------------
                                                                                           -------------        -------------
    Net income (loss)                      $          880     $            (503)       $          2,620     $          2,314
                                               ===========        ===============          =============        =============
Basic and diluted earnings per share       $         0.13                   N/A        $            N/A                  N/A
                                               ===========        ===============          =============        =============

Asset Quality Ratios:
Non-performing loans to total loans                 0.15%                  0.00%                  0.15%                0.00%
Non-performing assets to total assets               0.16%                  0.16%                  0.16%                0.16%
Net charge-offs to average loans
  outstanding                                       0.02%                  0.06%                  0.11%                0.06%
Allowance for loan losses to non-

  performing loans at end of period               624.61%                     NM                624.61%                   NM
Allowance for loan losses to total loans
  at end of period                                  0.96%                  0.96%                  0.96%                0.96%
NM Not meaningful.
N/A Not applicable.
